Exhibit 99.1

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Leslie Tullio

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CEB ADDS NEW INDEPENDENT DIRECTOR AND DECLARES QUARTERLY DIVIDEND

ARLINGTON, VA – Nov. 7, 2014 – CEB (NYSE: CEB), the leading member-based advisory company, today announced that Stacey Rauch will join its Board as an independent director. The company also announced that its Board of Directors approved a cash dividend on its common stock for the fourth quarter of 2014 of $0.2625 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on Dec. 31, 2014 to stockholders of record at the close of business on Dec. 12, 2014.

On the appointment of Ms. Rauch, Tom Monahan, CEB Chairman & CEO said, “Stacey is a welcome addition to the CEB Board. She brings real depth in managing content-rich business services organizations and a broad perspective on the governance and management of global companies from her other Board assignments. We’re confident she’ll be a strong thought partner to our management team and are delighted to add an independent director of her caliber.”

Ms. Rauch brings a strong customer orientation and extensive experience in business services organizations to bear in her new role. Her appointment brings the total number of CEB Directors to nine.

Stacey Rauch serves as director Emeritus of McKinsey & Company from which she retired in September 2010. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers. Her areas of expertise include strategy, organization, marketing, merchandising, omni-channel management, global expansion, and retail store operations. From 1998 until her retirement in 2010, Ms. Rauch was a Senior Partner in the Retail and Consumer Products Practices group. From 2001 to 2008, she led McKinsey’s North American Retail Practice and was the first woman to be appointed as an Industry Practice Leader. From 2006 to 2008, Ms. Rauch was also co-leader of McKinsey’s Global Retail Practice. She is currently a director of ANN Inc., the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America; Land Securities Group PLC, a real estate investment trust in the United Kingdom; and Fiesta Restaurant Group, Inc., a Nasdaq-traded company. Ms. Rauch also served as a director of Tops Holding Corporation, the parent company of the supermarket chain Tops Markets, LLC until December 2013.

About CEB

CEB, the leading member-based advisory company, equips more than 10,000 organizations around the globe with insights, tools, and actionable solutions to transform enterprise performance. By combining advanced research and analytics with best practices from member companies, CEB helps leaders realize outsized returns by more effectively managing talent, information, customers, and risk. Member companies include nearly 90% of the Fortune 500, more than 75% of the Dow Jones Asian Titans, and 85% of the FTSE 100. More at cebglobal.com.